Exhibit 99.7

CONSENT OF IMRAN KIZILBASH

In connection with the filing by GOWell Energy Technology (the “Company”) of the Registration Statement on Form F-4 (the “Registration Statement”) with the U.S. Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), I hereby consent, pursuant to Rule 438 of the Securities Act, to being named in the Registration Statement and any and all amendments and supplements thereto as a member of the board of directors of the Company following the consummation of the business combination as described in the Registration Statement. I also consent to the filing of this consent as an exhibit to such Registration Statement and any amendments thereto.

Dated: March 5th, 2026

/s/ Imran Kizilbash
Imran Kizilbash